Exhibit 10.19

OFFER LETTER AGREEMENT

February 2, 2024

John Klinger
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Dear Mr. Klinger:

Congratulations on your promotion! On behalf of The TJX Companies, Inc. (TJX or the Company), I am pleased to confirm your promotion to the position of SEVP, Chief Financial Officer, effective on Sunday, February 4, 2024. This offer letter agreement sets forth certain terms and conditions in connection with your promotion, as approved by the Compensation Committee of the TJX Board of Directors (the Committee).

Compensation

Base Salary

Your base salary, effective as of February 4, 2024, will be increased to $825,000 per year. This salary level includes your 2024 merit award.

Management Incentive Plan (MIP)

Your outstanding awards under MIP will continue under existing terms, and you will continue to be eligible to participate in MIP at a level commensurate with your position and responsibilities and subject to terms established by the Committee. Effective as of February 4, 2024, your MIP target award opportunity will be 85% of actual base salary earned during the fiscal year. MIP payouts are calculated based on actual base salary earned during the fiscal year while in an eligible position and are based on actual performance results measured against applicable business performance goals for the fiscal year. Any payout is typically made in March or April following the close of the fiscal year and is subject to plan terms. In accordance with and subject to the provisions of MIP, you must remain actively employed by the Company through the end of the fiscal year and in good standing to be eligible for payment of the MIP award for such fiscal year. The Committee reserves the right to change the target award opportunity of your future awards under MIP.

Long Range Performance Incentive Plan (LRPIP)

Your outstanding awards under LRPIP will continue under existing terms, and you will continue to be eligible to participate in LRPIP at a level commensurate with your position and responsibilities and subject to terms established by the Committee. Effective for the FY25-27 LRPIP cycle, your LRPIP target award opportunity will be $450,000. LRPIP payouts are based on actual performance results measured against applicable business performance goals for the award period. Any payout is typically made in March or April following the close of the three-year award period and is subject to plan terms. In accordance with and subject to the provisions of LRPIP, you must remain actively employed by the Company through the last day of the three-year cycle and in good standing to be eligible for payment of the LRPIP award for such cycle. The Committee reserves the right to change the target award opportunity of your future awards under LRPIP.

Stock Incentive Plan (SIP)

Your outstanding awards under the SIP will continue under existing terms, and you will continue to be eligible for awards under the SIP at a level commensurate with your position and responsibilities and subject to terms established by the Committee in accordance with the SIP. Under the current stock award program, the target total value of your stock awards may be granted as a combination of performance share units (PSUs) and restricted stock units (RSUs), as determined by the Committee. In connection with your promotion, effective for the next stock award grant, which is anticipated to be in March 2024, the target total value of your stock awards will be $2,900,000. All grants are subject to the approval of the Committee, and the Committee reserves the right to grant PSUs, RSUs, and/or other forms of equity awards, and to change the target total value of your future awards under the SIP, in its sole discretion. Award details will be communicated to you separately at the time of the next grant.

Because you will be in a SIP award-eligible position, you will continue to be designated as a “Restricted Associate” under the TJX Global Insider Trading Policy, which will limit your ability to trade TJX stock.

Car Allowance

You will continue to be eligible for an automobile allowance commensurate with your position and responsibilities, in accordance with and subject to the terms of the Company’s automobile program.

Benefits

Retirement/Savings Plans

You will continue to be eligible to participate in the Executive Savings Plan (at a level commensurate with your position), the Supplemental Executive Retirement Plan (Category C Benefits only), as well as the tax-qualified retirement and savings plans maintained for the benefit of Company employees, in each case in accordance with and subject to applicable plan terms.

Expatriate Benefit

You will continue to be eligible for any remaining tax equalization or other benefits payable or to be provided by reason of your prior assignment in the UK, in each case in accordance with and subject to the terms of applicable Company policies, as the same may be in effect from time to time. For the avoidance of doubt, the Company reserves the right to determine, in its sole discretion, the extent to which you will be entitled to any such tax equalization or other UK assignment-related benefits upon or following the termination of your employment for any reason, including following a change of control of TJX.

Other Benefits

You will continue to be eligible for TJX benefits subject to and in accordance with plan terms. Please contact HR XPRESS at 1-888-627-6299 for more details about any TJX benefits. Additional information on total rewards programs can be found on the Total Rewards portal. Please log onto youandtjx.com to view your personalized information about compensation, health, life and disability benefits, retirement programs, and work/life programs.

Obligations Agreement

For the avoidance of doubt, no change to the terms and conditions of your employment, including as contemplated by this letter agreement, shall amend or alter any provision of the Obligations Agreement between you and the Company dated November 14, 2022 (the Obligations Agreement), which Obligations Agreement shall remain in full force and effect.

Severance and Change of Control Plan

You will continue to be eligible to participate in the TJX Executive Severance and Change of Control Plan effective September 19, 2022 (the Severance Plan) at a level commensurate with your position and responsibilities. The Severance Plan contains terms that will apply in connection with the termination of your employment with the Company for any reason. By signing this offer letter agreement, you agree to all of the terms and conditions set forth in the Severance Plan, a copy of which is attached.
Other

The information above reflects terms and conditions presently in effect for various TJX plans and programs, which may in the future be changed by the Company as it determines to be appropriate. Please note that all compensation and benefits are provided in accordance with and subject to the terms of the applicable TJX plan or program (including, for the avoidance of doubt and without limitation, the amendment and termination provisions thereof) and are subject to applicable tax and other withholdings.

In your new role, you will be reporting to me or such other person as specified from time to time by the Company. During your employment, you agree to perform such duties and assume such responsibilities as may be specified from time to time by the Company. You further agree to devote your full time and attention and your best efforts to the business and affairs of the Company and to your responsibilities as a TJX employee.

During your employment, you may participate in charitable, community or other activities or in trade or professional organizations, subject in each case to approval by the Board of Directors or its designee and provided such service or participation does not interfere with your duties hereunder. You may also make passive investments that involve no managerial duties or activities.

This offer letter agreement, together with the Obligations Agreement and Severance Plan, sets forth the entire agreement between you and TJX, and supersedes all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect to the subject matter hereof.

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Please indicate your agreement with the terms of this letter by signing and returning it to the Company.

We wish you every success in your new position!

Sincerely,

/s/ Ernie Herrman
Ernie Herrman
Chief Executive Officer and President

Acknowledged and agreed:

/s/ John Klinger            2/2/2024
John Klinger            Date
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